EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT



                                      AMONG



                          FLEET FINANCIAL GROUP, INC.,



                              FLEET HOLDING CORP.,



                                H & R BLOCK, INC.



                                       AND



                           BLOCK FINANCIAL CORPORATION



                   RELATING TO THE PURCHASE AND SALE OF ALL OF
                     THE OUTSTANDING SHARES OF CAPITAL STOCK
                       OF OPTION ONE MORTGAGE CORPORATION



                              DATED APRIL 14, 1997






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                                TABLE OF CONTENTS

                                                                        Page No.
ARTICLE I       DEFINITIONS............................................    1
        1.1     General Provisions.....................................    1
        1.2     Definitions............................................    2
ARTICLE II      PURCHASE AND SALE OF SHARES............................    6
        2.1     Purchase and Sale Shares...............................    7
        2.2     Purchase Price.........................................    7
        2.3     Amount Payable at Closing..............................    7
        2.4     Final Closing Balance Sheet............................    7
        2.5     Adjustment to Purchase Price...........................    9
        2.6     Adjustment to Intercompany Debt........................    9
        2.7     Interest...............................................    9
ARTICLE III     THE CLOSING............................................    10
        3.1     Time and Place of Closing..............................    10
        3.2     Deliveries at Closing..................................    10
ARTICLE IV      REPRESENTATIONS AND WARRANTIES
                REGARDING THE SELLER...................................    10
        4.1     Organization of the Seller and FFG.....................    11
        4.2     Authorization of Transaction...........................    11
        4.3     Noncontravention.......................................    11
        4.4     Consents...............................................    11
        4.5     Brokers' Fees..........................................    12
        4.6     Option One Shares......................................    12
ARTICLE V           REPRESENTATIONS AND WARRANTIES
                    REGARDING OPTION ONE...............................    12
        5.1     Organization, Qualification, and Corporate Power.......    12
        5.2     Capitalization and Subsidiaries........................    12
        5.3     Noncontravention with respect to Option One............    13
        5.4     Brokers' Fees..........................................    13
        5.5     Title and Related Matters..............................    13
        5.6     Environmental Matters..................................    14
        5.7     Insurance..............................................    14
        5.8     Financial Statements...................................    14
        5.9     Events Subsequent to December 31, 1996.................    15
        5.10    Legal Compliance.......................................    15
        5.11    Tax Matters............................................    15
        5.12    Real Property..........................................    16
        5.13    Intellectual Property..................................    17
        5.14    Contracts..............................................    17
        5.15    Litigation.............................................    17
        5.16    Employee Benefits......................................    18

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        5.17    Licenses, Permits, and Exemptions......................    18
        5.18    Bank Accounts..........................................    19
        5.19    Labor Relations........................................    19
        5.20    Dealings with Affiliates...............................    19
        5.21    Books and Records......................................    19
        5.22    No Undisclosed Liabilities.............................    19
        5.23    10b-5 Representation...................................    20
ARTICLE VI      REPRESENTATIONS AND WARRANTIES
                    OF THE BUYER AND BLOCK.............................    20
        6.1     Organization...........................................    20
        6.2     Authorization of Transaction...........................    21
        6.3     Noncontravention.......................................    21
        6.4     Consents...............................................    22
        6.5     Brokers' Fees..........................................    22
        6.6     Investment.............................................    22
        6.7     Financing..............................................    22
        6.8     Due Inquiry............................................    23
ARTICLE VII     INTERIM COVENANTS......................................    23
        7.1     General................................................    23
        7.2     Interim Financial Information..........................    23
        7.3     Notices and Consents...................................    23
        7.4     Full Access............................................    24
        7.5     Conduct of Business Prior to Closing...................    24
        7.6     Maintenance of Corporate Existence.....................    25
        7.7     Exclusivity............................................    25
        7.8     Insurance; Indemnity Obligations.......................    25
        7.9     Board Approval.........................................    26
        7.10    License Applications...................................    26
ARTICLE VIII    POST-CLOSING COVENANTS.................................    27
        8.1     General................................................    27
        8.2     Litigation Support.....................................    27
        8.3     Section 338 Elections..................................    27
        8.4     Non Solicitation of Buyer's Employees..................    28
ARTICLE IX      CONDITIONS TO CLOSING..................................    28
        9.1     Conditions to Obligation of the Buyer..................    28
        9.2     Conditions to Obligation of the Seller and FFG.........    29
ARTICLE X           TAXES..............................................    30
        10.1    Tax Covenants..........................................    30
        10.2    Payment:  Refunds......................................    31
        10.3    Audits.................................................    32
        10.4    Other Taxes............................................    33
        10.5    Purchase Price Adjustments.............................    33
ARTICLE XI      EMPLOYEES..............................................    33
        11.1    In General.............................................    33

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        11.2    Employees/Employee Benefits............................    33
        11.3    Employment at Will.....................................    34
        11.4    Payment of Stay Bonus..................................    35
ARTICLE XII     SURVIVAL, INDEMNIFICATION..............................    35
        12.1    Survival of Representations and Warranties.............    35
        12.2    Indemnification........................................    35
        12.3    Remedies Exclusive.....................................    39
ARTICLE XIII    TERMINATION............................................    39
        13.1    Termination of Agreement...............................    39
        13.2    Effect of Termination..................................    40
ARTICLE XIV     MISCELLANEOUS..........................................    40
        14.1    Press Releases and Public Announcements................    40
        14.2    No Third-party Beneficiaries...........................    40
        14.3    Entire Agreement.......................................    40
        14.4    Succession and Assignment..............................    40
        14.5    Counterpart............................................    41
        14.6    Headings...............................................    41
        14.7    Notices................................................    41
        14.8    Governing Law..........................................    43
        14.9    Waiver of Jury Trial...................................    43
        14.10   Amendments and Waivers.................................    43
        14.11   Severability...........................................    44
        14.12   Expenses...............................................    44
        14.13   Construction...........................................    44
        14.14   Incorporation of Exhibits, Annexes, and Schedules......    44

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EXHIBITS

Exhibit A                           Retention Bonus Plans

                                    SCHEDULES

Schedule 4.4(a)                     Consents and Approvals
Schedule 4.4(b)                     Material Consents and Approvals
Schedule 5.1 Directors and Officers, Articles of Incorporation and By-Laws of Option One and Each of its Subsidiaries
Schedule 5.2(b)                     Subsidiaries
Schedule 5.3                        Notices Required
Schedule 5.5                        Title to Personal Property and Other
                                    Tangible Assets Exceptions
Schedule 5.6                        Environmental Matters Exceptions
Schedule 5.7                        Insurance
Schedule 5.8                        Financial Statements
Schedule 5.9                        Events Subsequent to December 31, 1996
Schedule 5.11(f) Income Tax Returns filed with respect to Option One and its Subsidiaries
Schedule 5.11(g)                    Tax Statutes of Limitations
Schedule 5.11(h)                    Tax Allocation and Sharing Agreements
Schedule 5.12(a)                    Owned Real Property
Schedule 5.12b)                     Leased Real Property
Schedule 5.13(a)                    Intellectual Property - Owned Intangible
                                    Property
Schedule 5.13(b)                    Intellectual Property - Licensed Intangible
                                    Property
Schedule 5.13(c)                    Exceptions to Intellectual Property
Schedule 5.14                       Material Contracts
Schedule 5.15                       Litigation
Schedule 5.16(a)                    Employee Benefits
Schedule 5.17                       Licenses, Permits and Exemptions
Schedule 5.18                       Bank Accounts and Credit Lines
Schedule 5.20                       Dealings with Affiliates
Schedule 5.21                       Books and Records Exceptions
Schedule 5.23                       10b-5 Representation Exceptions
Schedule 6.4(a)                     Buyer Consents
Schedule 6.4(b)                     Block Consents
Schedule 8.4                        Purchase Price Allocation

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                            STOCK PURCHASE AGREEMENT

         This Agreement is entered into as of April 14, 1997, by and among Block Financial Corporation, a Delaware corporation (the "Buyer"), H & R Block, Inc., a Missouri corporation ("Block"), Fleet Holding Corp., a Rhode Island corporation (the "Seller"), and Fleet Financial Group, Inc., a Rhode Island corporation ("FFG").

         WHEREAS, the Seller is the owner of 250,000 shares of common stock, par value $.01 per share, constituting all of the issued and outstanding shares of capital stock of Option One Mortgage Corporation, a California corporation ("Option One"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding shares of capital stock of Option One held by the Seller for the consideration and on the terms and conditions set forth herein; and

         WHEREAS, FFG is the ultimate parent entity of each of Option One and the Seller and in connection with the sale of all of the shares of capital stock of Option One held by the Seller to the Buyer, FFG will indemnify the Buyer and Block under certain limited circumstances as described herein; and

         WHEREAS, Block is the ultimate parent entity of the Buyer and in connection with the purchase of all of the shares of capital stock of Option One from the Seller, Block may, among other things, pay the Purchase Price as agent for the Buyer in accordance with the terms of this Agreement, and will indemnify FFG and the Seller under certain limited circumstances described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

          Section 1.1 General Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

          (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

          (b) all accounting terms used herein have the meanings assigned to them under GAAP, except to the extent otherwise provided herein;

          (c) all references herein to designated "Articles," "Sections" and other subdivisions and to "Exhibits" and "Schedules" are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and other schedules to this Agreement;

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          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (f) all references herein to Seller's "knowledge" or "knowledge of Seller" shall mean the actual personal knowledge of Robert Dubrish, William O'Neill, Steven Nadon, Roger Rizner, Jill Bright, Dawn Hamilton and James Pathman (collectively, the "Senior Management"), after due inquiry by Senior Management of those persons who report directly to the Senior Management.

         Section 1.2 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

         "Adjustment" has the meaning set forth in Section 10.3 hereof.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Block" has the meaning set forth in the preface above.

         "Block Consents" has the meaning set forth in Section 6.4(b) hereof.

         "Block Credit Agreement" means that certain credit agreement dated December 10, 1996 by and among the Buyer and the lenders party thereto.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Consents" has the meaning set forth in Section 6.4(a) hereof.

         "Buyer's 401(k) Plan" has the meaning set forth in Section 11.2(b) hereof.

         "Closing" has the meaning set forth in Section 3.1 hereof.

         "Closing Date" has the meaning set forth in Section 3.1 hereof.

         "Closing Stockholders' Equity" means the consolidated stockholders' equity of Option One and its Subsidiaries, as reflected on the Final Closing Balance Sheet, less the book value of any goodwill reflected on the Final Closing Balance Sheet and after making the Loan Sale Adjustment as required by
Section 2.4(c) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" has the meaning set forth in Section 5.14 hereof.

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         "Confidentiality  Agreement"  shall mean that  certain  Confidentiality
Agreement dated as of March 3, 1997 between the Buyer and FFG.

         "Damages" shall mean all actions, costs, damages, disbursements, obligations, penalties, liabilities or expenses of any kind or nature, whether foreseeable or unforseeable (including, but not limited to interest, penalties, and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement) that are imposed or otherwise incurred or suffered by the indemnified person.

         "Demand  Promissory Note" shall mean that certain promissory note dated
March  3,  1995  from  Option  One  to  Fleet  National  Bank,   evidencing  the
Intercompany Debt.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan, or (e) cafeteria, educational assistance, dependent care assistance, or fringe benefit plan or arrangement under Section 125, 127, 129 or 132 of the Code.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental Laws" shall have the meaning set forth in Section 5.6(a) hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estimated Stockholders' Equity" shall have the meaning set forth in
Section 2.3(c) hereof

         "Estimated  Intercompany  Debt"  shall  have the  meaning  set forth in
Section 2.3(c) hereof.

         "Estimated Purchase Price" shall have the meaning set forth in Section 2.3(a) hereof.

         "Evaluation Materials" shall have the meaning set forth in the Confidentiality Agreement.

         "Final Closing Balance Sheet" has the meaning set forth in
Section 2.4(d) hereof.

         "Financial Statements" has the meaning set forth in Section 5.8 hereof.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "GAAP" means United States generally accepted accounting principles applied on a consistent basis, as set forth in the Opinions of the Accounting Principles Board of the American

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Institute of  Certified  Public  Accountants and/or in statements  of the
Financing Accounting Standards Board, which are applicable in the circumstances as of the date in question.

         "Gross Real Estate Loans Held for Sale" shall mean the outstanding principal balance of loans held for sale by Option One and its Subsidiaries on the Closing Date as shown on the Final Closing Balance Sheet under the line item "gross real estate loans held for sale."

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Material" shall mean materials defined as "hazardous substance," "hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss.9601-9657, and any amendments thereto ("CERCLA"), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901-6987 and any amendments thereto ("RCRA"), and (iii) any similar federal, state or local environmental statute.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to income Taxes, including any schedule or attachment thereto.

         "Intercompany Debt" means all liabilities and obligations of Option One and its Subsidiaries to FFG and its Subsidiaries as shown on the Final Closing Balance Sheet.

         "Interim Period" has the meaning set forth in Section 7.2 hereof.

         "Loan Sale Adjustment" has the meaning set forth in Section 2.4(b) hereof.

         "Liabilities" has the meaning set forth in Section 8.4(c) hereof.

         "LIBOR" shall mean, as of any date, the London Interbank Offered Rate for three month deposits shown at 11:00 a.m. London time on such date on the display screen designated "Page 3750" by Telerate Data Service or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

         "Licensed Intangible Property" has the meaning set forth in Section
5.13 hereto.

         "Material Adverse Effect" shall mean, when used with respect to any Person, a material adverse effect in the business, operations or financial condition of such Person (other than any changes in the business, operations or financial condition of a Person resulting directly or indirectly from any changes in (a) Senior Management, (b) laws, regulations or GAAP (or interpretations of any thereof), (c) the general level of interest rates, or (d) the economic, financial or market conditions which affect the consumer finance and mortgage lending industries generally).

         "Material Consents" has the meaning set forth in Section 4.4 hereof.

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         "Maximum Indemnification Amount" has the meaning set forth in Section
12.2(d) hereof.

         "Most Recent Gain on Sale" shall mean the net gain on the sale of loans to an unaffiliated third party, after tax and calculated in accordance with Option One's historical practices (and after accounting for all related loans costs, transactional expenses and servicing gains) (expressed in terms of basis points) for the last principal quarterly loan sale completed by Option One immediately prior to the Closing Date.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Option One" has the meaning set forth in the preface above.

         "Option One Shares" means each of the shares of the common stock, par value $.01 per share, of Option One held by the Seller.

         "Option One 401(k) Plan" has the meaning set forth in Section 11.2(b) hereof.

         "Ordinary Course of Business" means the ordinary course of business of a Person consistent with past customs and practice.

         "Other Taxes" has the meaning set forth in Section 10.4 hereof.

         "Owned Intangible Property" has the meaning set forth in Section 5.13 hereof.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Post Closing Gain on Sale" shall mean the net gain on sale of loans to an unaffiliated third party, after tax and calculated in accordance with Option One's historical practices (and after accounting for all related loans costs, transactional expenses and servicing gains) (expressed in terms of basis points) for the first principal quarterly loan sale completed by Option One after the Closing Date.

         "Preliminary Closing Balance Sheet" has the meaning set forth in
Section 2.4(a) hereof.

         "Premium" means has the meaning set forth in Section 2.2(b) hereof.

         "Purchase Price" has the meaning set forth in Section 2.2 hereof.

         "Purchase Price Allocation" has the meaning set forth in Section 8.4(c) hereof.

         "Refund" has the meaning set forth in Section 10.2(b) hereof.

         "Retention Bonus Plans" shall be those Retention Bonus Plans applicable to certain employees of Option One attached hereto as Exhibit A.

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         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, deed of trust, hypothecation, pledge, lien, encumbrance, charge, or other security interest, or other similar restriction, other than (a) mechanic's, materialmen's, and similar liens securing the payment of services, materials or the like, none of which are at the time due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves will have been established on the Final Closing Balance Sheet, (c) liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Consents" has the meaning set forth in Section 4.4 hereof.

         "Senior Management" has the meaning set forth in Section 1.1(f) hereto.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Governmental Entity, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purpose of Section 5.11 and Article X hereof, Option One shall be deemed to include any predecessor of Option One or any Person from which Option One incurs a liability for Taxes as a result of transferee liability.

         "Threshold" has the meaning set forth in Section 12.2(d) hereof.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         Section 2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer, all, and not less than all, of the Option One Shares, for the consideration specified herein.

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         Section 2.2  Purchase Price.

         The total purchase price (the "Purchase Price") payable to the Seller by the Buyer for all of the Option One Shares shall consist of:

                  (a)      Closing Stockholders' Equity, plus

                  (b) One Hundred Ninety Million Dollars ($190,000,000)(the "Premium").

         Section 2.3 Amount Payable at Closing. (a) At the Closing, the Buyer shall pay to FFG, as agent for the Seller, the Estimated Purchase Price. The "Estimated Purchase Price" shall mean the sum of (i) the Premium and (ii) the Estimated Stockholders' Equity.

         (b) At the Closing the Buyer shall also pay to the Seller the Estimated Intercompany Debt.

         (c) No later than five (5) days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a notice setting forth the Seller's good faith estimate of (i) Closing Stockholders' Equity ("Estimated Stockholders' Equity") and (ii) the liabilities of Option One to FFG and its Affiliates (other than the Subsidiaries of Option One) as of the Closing Date ("Estimated Intercompany Debt"), together with a schedule setting forth in detail the calculations supporting the Seller's computation thereof.

         Section 2.4  Final Closing Balance Sheet.

         (a) Not later than (x) sixty (60) days after the Closing Date or (y) if subsection 2.4(b)(ii) hereof is applicable, no later than thirty (30) days following the closing of Option One's first principal quarterly loan sale following the Closing Date, whichever is later, the Seller shall cause the balance sheet of Option One and its Subsidiaries to be prepared as of the Closing Date in accordance with GAAP and in a fashion consistent with Option One's historical accounting practice (to the extent not inconsistent with GAAP), and shall deliver such balance sheet to the Buyer (the "Preliminary Closing Balance Sheet"). The Seller shall also prepare and deliver to the Buyer: (i) a schedule setting forth its calculation of Closing Stockholders' Equity and Intercompany Debt as at the Closing Date, and (ii) a certificate of an officer of the Seller to the effect that the Preliminary Closing Balance Sheet was prepared and Closing Stockholders' Equity and Intercompany Debt were each calculated in accordance with GAAP and in a fashion consistent with Option One's historical accounting practices (to the extent not inconsistent with GAAP).

         (b)      For purposes hereof "Loan Sale Adjustment" shall mean:

                  (i) to the extent that Gross Real Estate Loans Held For Sale is less than $86,185,479, the product of (x) $86,185,479 minus Gross Real Estate Loans Held For Sale and (y) the Most Recent Gain on Sale; or

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                  (ii) to the extent that Gross Real Estate  Loans Held For Sale is greater than $86,185,479, the product of (x) Gross Real Estate Loans Held For Sale minus $86,185,479 and (y) the Post Closing Gain on Sale.

         (c) To the extent that the Loan Sale Adjustment is determined in accordance with subparagraph (b)(i) above, Closing Stockholders' Equity shall be decreased by the Loan Sale Adjustment. To the extent that the Loan Sale Adjustment is determined in accordance with subparagraph (b)(ii) above, Closing Stockholders' Equity shall be increased by the Loan Sale Adjustment. For all purposes however, the Loan Sale Adjustment shall be deemed to be an adjustment to Closing Stockholders' Equity on the Closing Date.

         (d) If, within thirty (30) days following its receipt of the Preliminary Closing Balance Sheet, the Buyer does not dispute the Preliminary Closing Balance Sheet and/or the Seller's calculation of Closing Stockholders' Equity and Intercompany Debt, such balance sheet shall be deemed to be the closing balance sheet of Option One (the "Final Closing Balance Sheet"). In the event the Buyer has any dispute with regard to the calculation of Closing Stockholders' Equity and Intercompany Debt and/or the appropriateness of the Preliminary Closing Balance Sheet or any item included therein, such dispute shall be resolved in the following manner.

         (e) The Buyer shall notify the Seller in writing within thirty (30) days after the Buyer's receipt of the Preliminary Closing Balance Sheet referenced in Section 2.4(d) hereof, which notice shall specify in reasonable detail the nature of the dispute:

                  (i) During the thirty (30) day period following the Seller's receipt of such notice, the Buyer, FFG and the Seller shall attempt to resolve such dispute and to determine the final calculation of Closing Stockholders' Equity and/or Intercompany Debt; and

                  (ii) If at the end of the thirty (30) day period specified in subsection (i) above, the Buyer, FFG and the Seller shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to a "big six" independent accounting firm reasonably satisfactory to FFG, the Seller and the Buyer (which accounting firm shall not have any material relationship to FFG, the Seller, Option One, the Buyer, or Block unless all the parties hereto consent in writing). Such "big six" independent accounting firm shall act as an arbitrator and shall issue its report resolving all disputes as to the Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet, as modified by any adjustments determined to be appropriate by the independent accounting firm, shall be deemed to be the "Final Closing Balance Sheet". Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the "big six" independent accounting firm hereunder shall be borne equally by the Buyer and FFG. This provision for arbitration shall be specifically enforceable by the parties and the decision of the independent accounting firm in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

         (d) From the Closing Date until the final determination of the Final Closing Balance Sheet in accordance with the provisions of this Section 2.4, each party will grant to the other parties hereto and their respective representatives reasonable access during normal business hours to the employees and representatives of such party and to the books, records and files of Option One and its Subsidiaries in its possession to enable such party to review and otherwise satisfy itself as to the accuracy of the Closing Stockholders' Equity calculation, the Intercompany Debt calculation and of the Final Closing Balance Sheet and the preparation thereof.

         Section 2.5 Adjustment to Purchase Price. If, pursuant to the Final Closing Balance Sheet, Closing Stockholder's Equity exceeds Estimated Stockholders' Equity, the Buyer shall pay the Seller, as an adjustment to the Purchase Price, in a manner and with interest as provided in Section 2.7 hereof, the amount of such excess. If, pursuant to the Final Closing Balance Sheet, Estimated Stockholders' Equity exceeds Closing Stockholders' Equity, the Seller shall pay to the Buyer, as an adjustment to the Purchase Price, in a manner and with interest as provided in Section 2.7 hereof, the amount of such excess.

         Section 2.6 Adjustment to Intercompany Debt. If, pursuant to the Final Closing Balance Sheet, Intercompany Debt exceeds Estimated Intercompany Debt, the Buyer shall pay to the Seller, in a manner and with interest as provided in
Section 2.7 hereof, the amount of such excess. If, pursuant to the Final Closing Balance Sheet, Estimated Intercompany Debt exceeds Intercompany Debt, the Seller shall pay to the Buyer, in a manner and with interest as provided in Section 2.7 hereof, the amount of such excess.

         Section 2.7 Interest. (a) Any payments pursuant to Sections 2.5 and 2.6 hereof shall be made at a mutually convenient time and place within ten (10) days after Closing Stockholders' Equity or Intercompany Debt, as applicable, has been finally determined, by wire transfer to the Buyer or the Seller, as the case may be, of immediately available funds from such party to a designated account of such other party.

         (b) The amount of any payment pursuant to Section 2.5 hereof shall bear interest from and including the Closing Date but excluding the date of payment at a rate per annum equal to LIBOR as of the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 360 days and the actual number of day elapsed.

         (c) The amount of any payment pursuant to Section 2.6 hereof shall bear interest from and including the Closing Date but excluding the date of payment at a rate per annum equal to the rate per annum applicable, as of the Closing Date, to the Demand Promissory Note. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the same basis as interest on outstanding amounts under the Demand Promissory Note is calculated.

                                   ARTICLE III

                                   THE CLOSING

         Section 3.1 Time and Place of Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Edwards & Angell, 101 Federal Street, 23rd Floor, Boston, Massachusetts, commencing at 10:00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or on such other date as the Buyer and the Seller may mutually determine (the "Closing Date"). For all purposes hereunder the Closing shall be deemed effective at 11:59 p.m. on the Closing Date.

         Section 3.2  Deliveries at Closing.

         (a)      At the Closing, the Seller shall deliver to the Buyer:

                  (i) certificates representing all of the Option One Shares, duly endorsed in blank or accompanied by duly executed stock powers, together with the minute books, stock record books and other corporate documents relating to Option One and its Subsidiaries;

                  (ii) written tenders of resignation of each director of Option One and each of its Subsidiaries; and

                  (iii)the closing documents listed in Section 9.1 hereof.

         (b) At the Closing the Buyer or Block, as agent for the Buyer, shall deliver:

                  (i) to FFG, as agent for the Seller, the Estimated Purchase Price, by wire transfer of immediately available funds to such account as has been designated by FFG to Block and the Buyer at least five (5) business days prior to the Closing Date;

                  (ii) to the Seller, the Estimated Intercompany Debt, by wire transfer of immediately available funds to such account as has been designated by the Seller to Block and the Buyer at least five (5) business days prior to the Closing Date; and

         (c) At the Closing, the Buyer shall deliver the closing documents listed in Section 9.2 hereof.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

         As a material inducement to the Buyer to enter into this Agreement, FFG and the Seller hereby represent and warrant to the Buyer as follows:

         Section 4.1 Organization of the Seller and FFG. The Seller and FFG are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.

         Section 4.2 Authorization of Transaction. The Seller and FFG each have the necessary corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed by each of them hereunder and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Seller and FFG have duly authorized the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Seller and FFG pursuant hereto and the consummation of the transactions contemplated hereby and thereby. No other corporate action or proceeding on the part of the Seller or FFG is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Seller or FFG pursuant hereto or the consummation by the Seller or FFG of the transactions contemplated hereby or thereby. When fully executed and delivered, this Agreement and each of the other documents and instruments to be executed and delivered by the Seller or FFG pursuant hereto will constitute valid and binding agreements of the Seller and FFG, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         Section 4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will directly or indirectly (with or without notice, lapse or time or both) (a) violate any injunction, judgment, order, decree, ruling or other restriction of any Governmental Entity or court to which FFG or the Seller is subject or any provision of the charter or bylaws of the Seller or FFG or (b) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or FFG is a party or by which it is bound or which any of the Seller's or FFG's assets is subject, except where such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or failure to give notice would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate.

         Section 4.4 Consents. Schedule 4.4(a) hereto lists all consents and approvals required to be obtained by the Seller, FFG and Option One and its Subsidiaries to consummate the transactions contemplated by this Agreement (the "Seller's Consents"). Schedule 4.4(b) lists all material consents and approvals required to be obtained by the Seller, FFG, and Option One and its Subsidiaries to consummate the transactions contemplated by this Agreement (the "Material Consents"). Except for matters identified on Schedule 4.4(a) hereto, the execution, delivery and performance of this Agreement by the Seller, FFG and Option One and its Subsidiaries will not require filing or registration with, or the issuance of any consent or approval by, any third party or Governmental Entity.

         Section 4.5 Brokers' Fees. Except for Credit Suisse First Boston Corporation, whose fees and expenses will be paid by FFG, neither the Seller nor FFG has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         Section 4.6 Option One Shares. The Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of Option One, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts or commitments. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Option One Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Option One Shares.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES REGARDING OPTION ONE

         As a material inducement to the Buyer to enter into this Agreement, FFG and the Seller hereby represent and warrant to the Buyer as follows:

         Section 5.1 Organization, Qualification, and Corporate Power. Option One and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Option One and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on Option One and its Subsidiaries, either singularly or taken as a whole. Option One and each of its Subsidiaries has full corporate power and authority to carry on the businesses in which they are currently engaged and to own and use the properties currently owned and used by each. Schedule 5.1 hereto lists the directors and officers of Option One and each of its Subsidiaries, and contains true and complete copies of the certificate or articles of incorporation and bylaws of Option One and each of its Subsidiaries as of the date of this Agreement. In addition, Schedule
5.1 lists each of the states where Option One is qualified to do business as of the date of this Agreement.

         Section 5.2  Capitalization and Subsidiaries.

         (a) The entire authorized capital stock of Option One consists of 1,000,000 shares of common stock, par value $.01 per share, of which 250,000 shares are issued and outstanding and zero shares are held in treasury. All of the issued and outstanding shares of capital stock of Option One have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and owned beneficially by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Option One to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Option One.

         (b) Schedule  5.2(b) hereto sets forth for each of the  Subsidiaries of
Option One (i) its name, jurisdiction of incorporation and states of qualification as of the date of this Agreement, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each of the Subsidiaries of Option One have been duly authorized and are validly issued, fully paid and nonassessable and are held of record and owned beneficially by Option One. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary of Option One to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Subsidiary of Option One. Option One does not own (or have any agreement to acquire), directly or indirectly, any beneficial interest (except as creditor in the Ordinary Course of Business) in any Person other than in its Subsidiaries.

         Section 5.3 Noncontravention with respect to Option One. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) except as set forth on Schedule 5.3 hereof, violate any injunction, judgment, order, decree, ruling, or other restriction of any Governmental Entity or court to which Option One or any of its Subsidiaries is subject or any provision of the respective charters or bylaws of Option One or any of its Subsidiaries or (b) assuming the consents listed on Schedule 4.4(a) hereto are obtained, conflict with, result in a breach of, constitute a default under (with or without the giving of notice or the passage of time or both), or result in the acceleration of, create in any party the right to accelerate, modify, terminate, cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Option One or any of its Subsidiaries is a party or by which any of them are bound, except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate.

         Section 5.4 Brokers' Fees. Neither Option One nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         Section 5.5 Title and Related Matters.  Except as set forth on Schedule
5.5 hereto, Option One and its Subsidiaries have good and marketable title to all of the tangible properties and assets reflected on the Financial Statements or acquired after the date thereof (except tangible properties and assets sold or otherwise disposed of since the date of the Financial Statements in the Ordinary Course of Business), free and clear of all Security Interests. Option One and its Subsidiaries own or lease, directly or indirectly, all of the assets and properties presently used or necessary to carry on the business and operations of Option One and its Subsidiaries as presently conducted.

         Section 5.6  Environmental Matters.  Except as set forth in Schedule
5.6 hereto:

         (a) Option One and each of its Subsidiaries are, and to the knowledge of the Seller in the past have been, in compliance with all applicable laws, rules, regulations, standards and requirements adopted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment ("Environmental Laws"), except where noncompliance would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate.

         (b) There is no suit, claim, action, or proceeding pending before any Governmental Entity in which Option One or any of its Subsidiaries has been named as a defendant and received service of process or, to the knowledge of the Seller, threatened (i) for alleged noncompliance with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material at or on a site presently or formerly owned, leased or operated by Option One or any of its Subsidiaries.

         Section 5.7 Insurance. Schedule 5.7 sets forth a true and complete list (including the name of insurer, coverage, self-retention and expiration date) of all of the policies relating to insurance maintained by or for the benefit of Option One and its Subsidiaries (or any director or officer thereof) with respect to their respective property and the conduct of their respective businesses (or any comparable policies entered into as a replacement therefor). Neither FFG, the Seller, Option One nor any of Option One's Subsidiaries has received any notice of cancellation with respect to such policies and all such policies (a) are in full force and effect, (b) are adequate to insure the property of Option One and its Subsidiaries against perils which good business practice demands be insured against and (c) are sufficient to comply with all legal, contractual or other requirements to which either Option One or any of its Subsidiaries is a party or may be bound. Neither Option One nor any of its Subsidiaries has received notice of (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any insurance policy will not be renewed or that the issuer of the policy is not willing or able to perform its obligations thereunder. Option One and its Subsidiaries have paid all premiums due and have otherwise performed all of their respective material obligations under each insurance policy to which any of them is a party or that provides coverage to any of them or any officer or director thereof. Option One and its Subsidiaries have given notice in accordance with the provisions of the applicable policy to the appropriate insurer of all claims that may be insured by the foregoing policies.

         Section 5.8 Financial Statements. Attached hereto as Schedule 5.8 are the audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 and 1995 for Option One and its Subsidiaries (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Option One and its Subsidiaries as of such dates and the results of operations of Option One and its Subsidiaries for such periods.

         Section 5.9 Events Subsequent to December 31, 1996. Except as set forth on Schedule 5.9 hereto, since December 31, 1996, neither Option One nor any Subsidiary of Option One has (a) conducted its business other than in the Ordinary Course of Business; (b) incurred or discharged any liability other than in the Ordinary Course of Business; (c) made any sale or other disposition of any assets, including loans, other than sales and dispositions in the Ordinary Course of Business; (d) made, amended, or entered into any employment contract or bonus, incentive, stock option, profit sharing, pension, retirement, or other similar plan or arrangement; (e) entered into or engaged in any transaction with, or made any payment to, any officer, director, stockholder or Affiliate of Option One, other than in the Ordinary Course of Business; (f) made any change in accounting practices, methods or principles except in accordance with GAAP;
(g) made any commitment to borrow money or make a capital expenditure in excess of $100,000; (h) amended its bylaws or certificate or articles of incorporation;
(i) terminated or waived any rights of value to the business of Option One or its Subsidiaries or (j) entered into any agreement or commitment to do any of the foregoing.

         Section 5.10 Legal Compliance. Option One and each of its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where noncompliance would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate. Neither Option One nor any of its Subsidiaries has received, at any time since December 31, 1996, any written notice or oral communication from any Governmental Entity regarding any actual or alleged violation of, or failure to comply, with any of the foregoing.

         Section 5.11  Tax Matters.

         (a) Option One and each of its Subsidiaries has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes shown as due and payable on such returns, reports and estimates have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate.

         (b) Option One and its Subsidiaries have (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amount to the proper agencies, (ii) paid all employer contributions and premiums, and (iii) filed all federal, state, local and foreign returns and reports with respect to employees income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Code, or any prior provision of the Code and other applicable laws.

         (c) Neither Option One nor any of its Subsidiaries has (and has not previously had any) permanent establishment in any foreign country and neither Option One nor any of its

Subsidiaries engages (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

         (d) Seller is not a foreign person within the meaning of Code Section 1445.

         (e) Neither the Code nor any other provision of law requires the Buyer to withhold any portion of the Purchase Price.

         (f) Schedule 5.11(f) hereto lists all Income Tax Returns filed with respect to Option One and its Subsidiaries for taxable periods ended on or after December 31, 1994, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.

         (g) Except as set forth on Schedule 5.11(g) hereto, neither Option One nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (h) Except as set forth on Schedule 5.11(h) hereto, neither Option One nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Option One and its Subsidiaries shall have no liability under any Tax allocation or sharing agreement except to the extent that such liabilities are reflected on the Closing Balance Sheet.

         (i) Option One and its Subsidiaries have not consented to the application of Code Section 341(f).

         (j) There is no agreement, plan or arrangement which individually or in the aggregate could give rise to a payment by Option One or its Subsidiaries of any amount that would be not be deductible by reason of Section 280G of the Code.

         Section 5.12 Real Property. (a) Schedule 5.12(a) hereto lists all real property currently owned by Option One or any of its Subsidiaries. Except as set forth on Schedule 5.12(a) hereto, to the knowledge of the Seller and with respect to each such parcel of owned real property:

                  (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                  (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                  (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

         (b) Schedule 5.12(b) hereto lists all real property currently leased or subleased to or by Option One or any of its Subsidiaries. Each lease and sublease listed on Schedule 5.12(b) hereto is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate.

         Section 5.13 Intellectual Property. Set forth on Schedule 5.13(a) hereto is a true and complete listing of all material intangible assets and properties owned by Option One and its Subsidiaries as of the date hereof (the "Owned Intangible Properties"). Set forth on Schedule 5.13(b) hereto is a true and complete listing of all material intangible assets and properties which Option One and its Subsidiaries licenses or otherwise has the right to use from third parties (the "Licensed Intangible Properties"). The Owned Intangible Properties and the Licensed Intangible Properties constitute all material intangible assets and properties used or necessary in connection with the operation of the businesses of Option One and its Subsidiaries. Except as set forth on Schedule 5.13(c), Option One or its Subsidiaries has good and marketable title to the Owned Intangible Properties, free and clear of all Security Interests. Except as set forth on Schedule 5.13(c), Option One or its Subsidiaries has the valid and enforceable right to use the Licensed Intangible Properties in the manner the Licensed Intangible Properties are used in connection with the business of Option One or its Subsidiaries as currently conducted, free and clear of all Security Interests, except where the failure to have such valid and enforceable rights would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate. None of the Owned Intangible Properties, nor Option One's or its Subsidiaries' use of the Licensed Intangible Properties, violates or infringes against the rights of any third party, except where such violations or infringements would not or could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate. Option One and its Subsidiaries have no obligation to pay royalty fees with respect to the Owned Intangible Property and the Licensed Intangible Property except to those Persons to whom they currently pay license and royalty fees.

         Section 5.14 Contracts. Schedule 5.14 hereto lists all oral and written agreements to which Option One or any of its Subsidiaries is a party, the performance of which will involve annual or aggregate consideration in excess of $100,000 (the "Contracts"). Each Contract is valid and subsisting, Option One or its Subsidiaries, as applicable, has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no breach or default, or, to the Seller's knowledge, alleged breach or default or event which would (with the passage of time, notice or both) constitute a breach or default by Option One or its Subsidiaries thereunder, or, to the Seller's knowledge, any other party or obligor with respect thereto, has occurred or, assuming that the requisite consents and approvals set forth on Schedule 4.4(a) hereto are sought and obtained, will occur as a result of the execution, delivery and performance of this Agreement, except for breaches or defaults which would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate.

         Section 5.15 Litigation. Except as set forth on Schedule 5.15 hereof (which Schedule shall be updated as of the Closing Date), neither Option One nor any of its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree or ruling, or
(b) is a party to any action, suit or proceeding in, or before any court or Governmental Entity, or, to the knowledge of Seller, threatened with any action, suit or proceeding, except for those injunctions, judgments, orders, decrees, rulings, actions, suits or proceedings which, if adversely determined, would not or reasonably could not result in Damages to Option
One and its Subsidiaries in excess of $100,000 in the aggregate.

         Section 5.16 Employee Benefits. (a) Schedule 5.16(a) lists each Employee Benefit Plan that Option One and any of its Subsidiaries maintains or to which Option One and any of its Subsidiaries contributes. Each such Employee Benefit Plan complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate. All contributions
(including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code
Section 401(a), and no event has occurred that could give rise to a disqualification of any Employee Pension Benefit Plan under Code Section 401(a).

         (b) Neither Option One nor any of its Subsidiaries has any obligation to provide retiree health or welfare benefits to any of its current or former employees. There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened against Option One or any of its Subsidiaries with respect to any Employee Benefit Plan or the assets of such plans, and no facts exist that could give rise to any actions, suits, or claims (other than routine claims for benefits) against such plans or the assets of such plans.

         (c) Neither Option One nor any of its Subsidiaries maintains or contributes to, and has never maintained or contributed to, or had any obligation to maintain or contribute to, an Employee Pension Benefit Plan that is subject to Title IV of ERISA. There is no actual or potential multiemployer withdrawal liability on part of Option One or any of its Subsidiaries with respect to any Employee Pension Benefit Plan which is a "multiemployer plan" (as defined by Section 3(37) of ERISA) maintained or contributed to by FFG. Consummation of the transaction contemplated by this Agreement will not result in any liability to Option One or its Subsidiaries with respect to their participation in any Employee Benefit Plan, including any such plan maintained by FFG or any medical plan listed in Schedule 5.16.

         Section 5.17 Licenses, Permits, and Exemptions. Option One and its Subsidiaries hold all mortgage banking or lending licenses, registrations or permits (or exemptions therefrom) necessary to conduct the business and operations of Option One and its Subsidiaries as presently conducted. Schedule
5.17 hereto sets forth all mortgage banking or lending licenses, registrations or permits held by, or exemptions used by, Option One or its Subsidiaries. Each such mortgage banking or lending license, registration and permit is in full force and effect.

         Section 5.18 Bank Accounts. Attached as Schedule 5.18 hereto is a list of all banks or other financial institutions with which Option One or its Subsidiaries has a line of credit or other loan facility or an account or maintains a safe deposit box, showing the name of the bank or other financial institution, the account numbers of all such accounts and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Option One, its Subsidiaries and the Seller will cooperate with the Buyer and will execute all necessary documentation to fully effect any changes desired, as of the Closing, by the Buyer in the persons authorized as signatories thereon or to act or deal in connection therewith.

         Section 5.19 Labor Relations. Neither Option One nor any of its Subsidiaries has had any strikes, work stoppages or any demands for collective bargaining by any union or labor organization since January 1, 1997; there is no collective bargaining relationship between Option One or any of its Subsidiaries and any union; there is no dispute or controversy with any union or other organization of Option One's or its Subsidiaries' employees and there are no arbitration proceedings pending or, to the knowledge of Seller, threatened involving a dispute or controversy with any union or other organization. Option One and its Subsidiaries are in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Act, the Family and Medical Leave Act of 1993, the Americans with Disability Act of 1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act, as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, and all other laws, each as amended to date, relating to employer/employee rights and obligations, except where the failure to comply would not or reasonably could not result in Damages to Option One and its Subsidiaries in excess of $100,000 in the aggregate.

         Section 5.20 Dealings with Affiliates. Schedule 5.20 hereto sets forth a complete list (including the parties) of all oral or written contracts, arrangements or other agreements to which Option One or any of its Subsidiaries is, or has been a party at any time from January 1, 1997 to the date of the Agreement, and to which FFG or any of its other Affiliates was or is also a party. Option One and its Subsidiaries have no indebtedness for borrowed money to any entity other than to FFG and its Affiliates and all indebtedness for borrowed money to FFG and its Affiliates is evidenced by the Demand Promissory Note.

         Section 5.21 Books and Records. Except as set forth on Schedule 5.21 hereof, the books and records, minutes books, stock record books and other records of Option One and all of its Subsidiaries, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Except as set forth on Schedule 5.21 hereof, the respective minutes books of Option One and each of its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of Option One and each of its Subsidiaries.

         Section 5.22 No Undisclosed Liabilities. On the Closing Date, neither Option One nor any of its Subsidiaries will have any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) which are not accrued for in the Financial Statements (or disclosed in the notes thereto) or accrued for in the Final Closing Balance Sheet.

         Section 5.23 10b-5  Representation.  Except as  otherwise  set forth in
Schedule 5.23, no representation or warranty made by the Seller or FFG in this Agreement or in any agreement, instrument, document, certificate or letter furnished to the Buyer by or on behalf of the Seller or FFG in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made; provided however that this representation and warranty shall not apply to material facts or omissions of material facts relating to (a) the consumer finance and mortgage banking industries generally, (b) laws, regulations or GAAP (or interpretations thereof), or (c) interest rates, and provided further that this representation and warranty shall not apply to material facts relating to Block or the Buyer's interpretation of the material facts relating to Option One and its Subsidiaries disclosed during the course of their respective due diligence and during the course of the negotiation of this Agreement.

                                   ARTICLE VI

          REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER AND BLOCK

                  Block hereby represents and warrants to FFG and the Seller the matters set forth in Sections 6.1(b), 6.2(b), 6.3(b), 6.4(b), 6.5(b), 6.7(a) and
6.8(a) below. The Buyer hereby represents and warrants to FFG and the Seller the matters set forth in Sections 6.1(a), 6.2(a), 6.3(a), 6.4(a), 6.5(a), 6.6,
6.7(b) and 6.8(b) below.

         Section 6.1       Organization.

         (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         (b) Block is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         Section 6.2       Authorization of Transaction.

         (a) The Buyer has the necessary corporate power and authority to enter into this Agreement and the other documents and instruments to be executed by it hereunder and to consummate the transactions contemplated hereby and thereby. Other than approval by its Board of Directors, no other corporate action or proceeding on the part of the Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by it pursuant hereto or the consummation by the Buyer of the transactions contemplated hereby. When fully executed and delivered, this Agreement and each of the other documents and instruments to be executed and delivered by the Buyer pursuant hereto will constitute valid and binding agreements of the Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (b) Block has the necessary corporate power and authority to enter into this Agreement and the other documents and instruments to be executed by it hereunder and to consummate the transactions contemplated hereby and thereby. Other than approval by its Board of Directors, no other corporate action or proceeding on the part of Block is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by it pursuant hereto or the consummation by Block of the transactions contemplated hereby. When fully executed and delivered, this Agreement and each of the other documents and instruments to be executed and delivered by Block pursuant hereto will constitute valid and binding agreements of Block, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         Section 6.3       Noncontravention.

         (a) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, except as set forth on Schedule 6.4(a) hereof (a) violate any injunction, judgment, order, decree, ruling, or other restriction of any Governmental Entity or court to which the Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         (b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, except as set forth on Schedule 6.4(b) hereof (a) violate any injunction, judgment, order, decree, ruling, or other restriction of any Governmental

Entity or court to which Block is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Block is a party or by which it is bound or to which any of its assets is subject.

         Section 6.4       Consents.

         (a) Schedule 6.4(a) hereto lists all consents and approvals required to be obtained by the Buyer to consummate the transactions contemplated by this Agreement ("Buyer Consents"). Except for matters identified on Schedule 6.4(a) hereto, the execution, delivery and performance of this Agreement by the Buyer will not require filing or registration with, or the issuance of any consent or approval by, any third party or Governmental Entity.

         (b) Schedule 6.4(b) hereto lists all consents and approvals required to be obtained by Block to consummate the transactions contemplated by this Agreement ("Block Consents"). Except for matters identified on Schedule 6.4(b) hereto, the execution, delivery and performance of this Agreement by Block will not require filing or registration with, or the issuance of any consent or approval by, any third party or Governmental Entity.

         Section 6.5       Brokers' Fees.

         (a) Except for the fees and expenses of Smith Barney Inc., for which the Buyer shall be solely responsible, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or FFG could become liable or obligated.

         (b) Block has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or FFG could become liable or obligated.

         Section 6.6 Investment. The Option One Shares will be acquired by the Buyer for its own account for the purpose of investment. The Buyer will refrain from transferring or otherwise disposing of any of the Option One Shares or any interest therein in such manner as to cause the Seller or FFG to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

         Section 6.7       Financing.

         (a) As of the Closing, Block will have all funds necessary to pay the Purchase Price and related fees and expenses, and to repay the Intercompany Debt and will have the financial capacity to perform all of its other obligations under this Agreement.

         (b) As of the Closing, the Buyer will have the financial capacity to perform all of its obligations under this Agreement.

         Section 6.8       Due Inquiry.

         (a) Block hereby acknowledges and agrees that it has been provided access to the documents that were produced by the Seller and included in the "Option One data room" and to all other records of Option One and its Subsidiaries that it requested, that it was provided access to Senior Management and to Option One's headquarters in Santa Ana, California, that it has reviewed the documents that it was provided access to the extent that it deemed necessary or appropriate, and that all questions regarding Option One and its Subsidiaries have been answered to its satisfaction.

         (b) The Buyer hereby acknowledges and agrees that it has been provided access to the documents that were produced by the Seller and included in the "Option One data room" and to all other records of Option One and its Subsidiaries that it requested, that it was provided access to Senior Management and to Option One's headquarters in Santa Ana, California (it being understood by all the parties that the Buyer was not provided access to the branches of Option One), that it has reviewed the documents that it was provided access to the extent that it deemed necessary or appropriate, and that all questions
regarding   Option  One  and  its   Subsidiaries   have  been  answered  to  its
satisfaction.

                                   ARTICLE VII

                                INTERIM COVENANTS

         The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         Section 7.1 General. Each of the parties hereto will use commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

         Section 7.2 Interim Financial Information. From the date hereof to the Closing Date (the "Interim Period"), the Seller will supply the Buyer with unaudited consolidated monthly financial statements of Option One and its Subsidiaries within ten (10) days of the end of each month ending during the Interim Period. All such financial statements shall be accompanied by a certificate of Option One's Chief Financial Officer certifying that such financial statements were prepared in accordance with GAAP applied on a basis consistent with the unaudited consolidated financial statements of Option One and its Subsidiaries for the preceding months.

         Section 7.3 Notices and Consents. All of the parties will (and the Seller will cause Option One and its Subsidiaries to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities and third parties necessary to consummate the transactions contemplated hereby, including the Buyer's Consents (in the case of the Buyer), Block's Consents (in the case of Block), and the Seller's Consents and the Material Consents (in the case of FFG and the Seller). Without limiting the generality of the foregoing, each of the parties will promptly file any

Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

         Section 7.4 Full Access. The Seller will permit and will cause Option One and its Subsidiaries to permit, representatives of the Buyer to have full access during normal business hours, upon two (2) days' prior notice and in a manner so as not to interfere with the normal business operations of Option One and its Subsidiaries, to all premises, properties, personnel, books, records, Contracts, and documents of or pertaining to Option One and its Subsidiaries, provided, however, that under no circumstances shall the Seller be required to provide to the Buyer and its representatives access to, nor shall any of them have rights to make copies of, (a) Tax Returns filed by any of the Seller's Affiliates (other than Option One and its Subsidiaries), (b) any information or materials subject to confidentiality agreements with third parties or required to be kept confidential by law, or (c) any privileged attorney-client document. The Buyer will treat and hold any information it receives from the Seller, Option One, or Option One's Subsidiaries in the course of the reviews contemplated by this Section 7.4 as Evaluation Materials, will not use any of the Evaluation Materials except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, upon the written request of the Seller will return to FFG all copies of such Evaluation Materials which are in its possession.

         Section 7.5 Conduct of Business Prior to Closing. Between the date hereof and the Closing Date, Option One and its Subsidiaries will carry on their respective businesses in the Ordinary Course of Business (which shall include the right to conduct loan sales) and shall use commercially reasonable efforts to maintain existing relations and goodwill with their suppliers, brokers, customers, landlords, creditors, employees (other than Senior Management) and agents having business relationships with any of them; provided, however, that except as otherwise specifically provided by this Agreement, without the prior consent of the Buyer, neither Option One nor any of its Subsidiaries will do (nor will any of them authorize or propose or enter into any contract, agreement, commitment or arrangement to do) any of the following:

         (a) authorize any direct or indirect redemption or acquisition of any shares of its capital stock;

         (b) split, combine or reclassify any capital stock or issue any other security in respect of, in lieu of or in substitution for shares of capital stock or repurchase, redeem or otherwise acquire any shares of capital stock;

         (c) issue, deliver, pledge, encumber, sell, or purchase any shares of capital stock or securities convertible into, or rights, warrants or options to acquire, any shares of capital stock or other convertible securities;

         (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the capital stock or assets of, or by any other manner, any business, corporation, partnership, association or other business organization, or any division thereof;

         (e) amend its Articles of Incorporation or By-laws;

         (f) mortgage, pledge or subject to any mortgage, pledge or Security Interest any of its assets;

         (g) grant any increase in the compensation or benefits of, or pay any bonus to, any officer or employee (whether general or otherwise) other than those committed to, by contract, or otherwise, on or before March 1, 1997;

         (h) other than employment agreements approved by the Buyer, enter into any employment or compensation agreement with any officer or employee (other than in connection with the hiring of new employees in the Ordinary Course of Business), or terminate the employment of any officer or employee (other than in the Ordinary Course of Business, it being understood by all the parties hereto that no member of Senior Management may be involuntarily terminated by FFG or any of its Affiliates, including Option One);

         (i) modify, cancel or establish any Employee Benefit Plan in regard to any of its current employees;

         (j) make any capital expenditure, or commitments with respect thereto, except for capital expenditures that do not exceed $100,000 individually or in the aggregate;

         (k) incur, assume or guarantee any indebtedness (except for borrowings from FFG or any of its Affiliates) or capital leases, or create or permit to become effective any Security Interest or charge of any kind upon its assets (except for borrowings from FFG or any of its Affiliates); or

         (l) securitize any of its assets.

         Section 7.6 Maintenance of Corporate Existence. Between the date hereof and the Closing Date, Option One and each of its Subsidiaries will maintain their respective corporate existence and good standing in their respective jurisdictions of incorporation and will maintain their respective licenses, registrations and good standing in each jurisdiction in which they are qualified to do business, except where the failure to so maintain such good standing would not or could not result in Damages to Option One and its Subsidiaries in excess of $10,000.

         Section 7.7 Exclusivity. FFG and the Seller will not (and the Seller will not cause or permit Option One and its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Option One and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange).

         Section 7.8   Insurance; Indemnity Obligations.

         (a) FFG and its Affiliates shall maintain in effect until midnight, eastern daylight time on the Closing Date all casualty and liability insurance policies in connection with Option

One's business (or comparable replacement policies). Effective at 12:01 a.m. eastern daylight time on the day after the Closing Date, all insurance coverage and self-insurance maintained by FFG and its Affiliates (excluding Option One and its Subsidiaries) under which Option One and its Subsidiaries are insured or self-insured, including any and all bonds or other indemnity obligations, shall be cancelled and terminated (except to the extent that they may not, by their terms, be so cancelled or terminated). All premium refunds paid to FFG or its Affiliates (excluding Option One and its Subsidiaries) relating to insurance covering Option One and its Subsidiaries on or before the Closing Date shall be the property of FFG or its Affiliates, as the case may be, whether such refunds are paid on, before or after the Closing Date. From and after the Closing Date, FFG and the Buyer shall cooperate in connection with the adjustment and administration of claims under all such insurance coverage.

         (b) The Buyer and FFG shall cooperate to ensure that no certificate of insurance indicating coverage by FFG or its Affiliates shall be issued after the Closing Date and that all such insurance certificates which are outstanding as of the Closing Date are promptly returned to FFG or its Affiliates, as applicable. In the event that FFG or any of its Affiliates is unable to cancel or terminate any such coverage as of the Closing Date, and FFG or any of its Affiliates thereafter receives a claim or purported claim under any such coverage, the Buyer shall be responsible for all Damages incurred by FFG or any of its Affiliates in respect of the same, to the extent that such claim relates to an insurable event which occurs after the Closing Date.

         (c) The Buyer shall use (i) commercially reasonable efforts to substitute, as of the Closing Date and with respect to each guaranty, bond or other indemnity obligation of FFG or any of its Affiliates relating to Option One or its Subsidiaries which by its terms may not be terminated or cancelled, itself (or such other Person as may be acceptable to the obligee thereunder) for FFG or its Affiliates, as the case may be, and to cause FFG and its Affiliates to be forever released from all liability in respect thereof for events which occur after the Closing Date, and (ii) its commercially reasonable efforts to obtain the consents required under the Block Credit Agreement to substitute itself for FFG and its Affiliates under such guaranties, bonds and other indemnity obligations.

         Section 7.9 Board Approval. The Buyer and Block hereby agree that they will present to their respective Boards of Directors no later than April 16, 1997, with a favorable recommendation, the terms of and conditions of this Agreement and that they will use their best efforts to obtain the approval of their respective Boards of Directors to the delivery of this Agreement, and to the consummation of the transaction contemplated hereby; provided however, that nothing contained in this Section 7.9 shall be deemed to be a guaranty that such approvals will be obtained and neither Block nor the Buyer shall have any liability for the failure to obtain such approvals.

         Section 7.10 License Applications. The Buyer and Option One agree that Option One will file, no later than fifteen (15) days following the date of this Agreement, all applications and other information as may be necessary to obtain mortgage banking licenses for the following jurisdictions: Delaware, District of Columbia, Florida, Massachusetts, Michigan, New York, Pennsylvania, Virginia and Indiana and the Buyer will supply Option One, no later than ten (10) days following the date of this Agreement, with all information with respect to the Buyer and its Affiliates necessary to complete and file such applications.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

         The parties agree as follows with respect to the period following the Closing.

         Section 8.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, all of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under the provisions of this Agreement).

         Section 8.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Option One and its Subsidiaries, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under the provisions of this Agreement).

         Section 8.3       Section 338 Elections.

         (a) FFG and the  Buyer  agree to  timely  file a joint  election  under
Section 338(h)(10) of the Code with respect to the purchase of the Option One Shares.

         (b) At the sole option of the Buyer, by notice to FFG at any time prior to the earlier of (i) December 31, 1997 and (ii) the filing of the joint election under Section 338(h)(10) of the Code, the Buyer may relieve FFG of the obligation to file such joint election, in which case no joint election shall be made under Section 338(h)(10) of the Code with respect to the purchase of the Option One Shares.

         (c) FFG shall attach a copy of the Internal Revenue Service Form 8023-A to its Federal Income Tax Return for the taxable year which includes the Closing Date. In the event that a joint election is made under Section 338(h)(10) of the Code with respect to the purchase of the Option One Shares, the Buyer and FFG agree that the Purchase Price together with all liabilities (as defined in Treasury Regulation 1.338(h) (10)-1(f)(3) of Option One and its Subsidiaries as shown on the Final Closing Balance Sheet (the "Liabilities"), reflects the fair market value of the net assets of Option One and its Subsidiaries deemed sold pursuant to such election and the sum of the Purchase Price and Liabilities shall be the deemed purchase and sale price of such net assets which shall be allocated among the assets pursuant to a valuation of such assets as at the Closing as set forth on Schedule
8.3 hereto, which Schedule 8.3 shall be delivered by the Buyer at the Closing (the "Purchase Price Allocation"). The Buyer and FFG shall report the deemed sale of Option One's assets in a manner consistent with the Purchase Price Allocation issued pursuant to this Section 8.3.

         Section 8.4 Non Solicitation of the Buyer's Employees. For a period of two (2) years following the Closing, neither FFG nor any of its Affiliates shall, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to persuade any officer, employee or agent of the Buyer employed by or on behalf of Option One or its Subsidiaries (including those employed by Option One or its Subsidiaries prior to the Closing) to discontinue his or her relationship with the Buyer; provided, however, that this Section 8.4 shall not apply (a) if any such officer, employee or agent has been terminated by the Buyer, Option One or any of its Subsidiaries for any reason, or (b) if such officer, employee or agent is hired as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of the Buyer or any of its Affiliates.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

         Section 9.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction, at or prior to the Closing of each of the following conditions unless the Buyer in its sole discretion shall have waived such satisfaction:

         (a) Each of the representations and warranties of the Seller and FFG set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date; provided, however, that for purposes of determining satisfaction of this condition, no breaches of any representations or warranties of the Seller or FFG shall be deemed to have been "material" unless such breaches, in the aggregate, would or reasonably could result in Damages to Option One and its Subsidiaries in excess of $7,000,000.

         (b) On or prior to the Closing Date, the Seller and FFG shall have performed and complied with all of the covenants to be performed or complied with by it at or prior to the Closing Date, including, without limitation, the delivery to the Buyer of all the Material Consents.

         (c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

         (d) From the date hereof to the Closing Date, there shall have been no Material Adverse Effect to Option One and its Subsidiaries, taken as a whole.

         (e) The president or any vice president of the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 9.1(a) through 9.1(d) is satisfied.

         (f) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Buyer shall have received all of the Buyer's Consents.

         (g) FFG shall have delivered to the Buyer the Trademark Assignment and Assumption Agreement in form and substance reasonably satisfactory to the Buyer.

         (h) The Seller shall have delivered an updated Schedule 5.15.

         (i) The Buyer shall have received from counsel to the Seller and FFG an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer and dated as of the Closing Date.

         (j) The Buyer shall have received from the Seller and FFG certified copies of resolutions duly adopted by the Board of Directors of the Seller and FFG authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby or thereby.

         (k) The Seller shall have delivered to the Buyer a certificate issued by the Secretary of State of the state of incorporation of Option One, evidencing the good standing of Option One in such jurisdiction as of a date not more than five (5) days prior to the Closing Date.

         (l) Upon the Seller's receipt of the Intercompany Debt, Fleet National Bank shall have delivered to Option One the Demand Promissory Note.

         (m) Option One shall have been granted mortgage banking or lending licenses, registrations or permits from the following jurisdictions: District of Columbia, Florida, Indiana, Massachusetts, Michigan, Pennsylvania and Virginia.

         (n) The Boards of Directors of Block and the Buyer shall have each approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 9.2 Conditions to Obligations of the Seller and FFG. The obligations of the Seller and FFG to consummate the transactions contemplated by this Agreement is subject to satisfaction, at or prior to the Closing of each of the following conditions unless the Seller in its sole discretion shall have waived such satisfaction:

         (a) Each of the representations and warranties of the Buyer and Block set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

         (b) On or prior to the Closing Date, the Buyer and Block shall have performed and complied with all of its covenants to be complied with by it at or prior to the Closing Date including, without limitation, the delivery of all of the Buyer's Consents and the Block Consents.

         (c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

         (d) The president or any vice president of the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 9.2(a) through Section 9.2(c) is satisfied.

         (e) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller shall have received all Material Consents.

         (f) The Seller shall have received from counsel to the Buyer and Block an opinion in form and substance reasonably satisfactory to the Seller, addressed to the Seller and FFG and dated as of the Closing Date.

         (g) The Buyer shall have delivered to FFG the Trademark Assignment and Assumption Agreement in form and substance reasonably satisfactory to the Seller.

         (h) The Seller shall have received from the Buyer and Block certified copies of resolutions duly adopted by the Board of Directors of the Buyer and Block authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

         (i) The Buyer shall have delivered to the Seller a certificate issued by the Secretary of State of the state of incorporation of the Buyer, evidencing the good standing of the Buyer in such jurisdiction as of a date not more than five (5) days prior to the Closing Date.

         (j) The Buyer shall have delivered Schedule 8.4 hereto.

                                    ARTICLE X

                                      TAXES

         FFG and the Buyer agree as follows:

         Section 10.1  Tax Covenants.

         (a) FFG shall duly and timely file or cause to be filed all Federal, state, local and foreign Tax returns required to be filed with any Governmental Entity by or with respect to Option One and its Subsidiaries for any periods, or portions thereof, through and including the Closing Date, and will pay or cause to be paid any Tax with respect to such periods required to be paid by Option
One and its Subsidiaries, the Seller or FFG. Option One shall be in the consolidated, combined or unitary tax returns of FFG or any Affiliate of FFG for such periods to the extent Option One was included in such consolidated, combined or unitary tax returns with FFG or any Affiliate of FFG in the preceding tax year, unless otherwise prohibited by law. Within two hundred seventy (270) days after the Closing Date, FFG, at FFG's expense, shall cause to be prepared Option One's pro forma separate tax returns for the period commencing January 1, 1997 through and including the Closing Date for inclusion in FFG's consolidated, combined or unitary Tax return for the taxable year which includes such period.

         (b) The Buyer will prepare and timely file, or cause Option One to prepare and timely file, at the Buyer's expense, all required returns and reports of Taxes due after the Closing Date for any period which begins and ends after the Closing Date. The Buyer or Option One shall timely pay any unpaid liability for Taxes reflected on each return and report prepared by it.

         Section 10.2 Payment; Refunds.

         (a) If any Taxes actually paid by the Buyer or Option One following the Closing Date are the responsibility of FFG or the Seller under Section 10.1(a), the Seller shall pay the Buyer or Option One an amount equal to said Taxes within thirty (30) days of receiving a complete and accurate copy of the return or report (or pro forma information in the case of Option One forming part of a consolidated, combined or unitary group) reflecting said Taxes. If any Taxes actually paid by the Seller or FFG following the Closing Date are the responsibility of the Buyer under Section 10.1(b) above, the Buyer shall pay FFG an amount equal to said Taxes within thirty (30) days of receiving a compete and accurate copy of the return or report (or pro forma information in the case of Option One forming part of a consolidated, combined or unitary group) reflecting said Taxes.

         (b) FFG shall be entitled to any refunds of Taxes attributable to the operations of Option One on or before the Closing Date, including any refund or reduction in Taxes payable by Buyer or Option One attributable to a net operating loss ("NOL") or other Tax attribute of Option One arising in any period on or before the Closing Date ("Refund") and carried forward on a FFG Return to any period after the Closing Date. The Buyer and Option One shall be entitled to any refund attributable to an NOL or other Tax attribute of Option One arising in any period after the Closing Date, except, however, the Buyer and Option One agree that they will not carry back an NOL or any other Tax attribute, which they might otherwise be entitled to carry back, if such NOL or Tax attribute would be carried back to a consolidated, combined or unitary Tax return or report of FFG, the Seller or any Affiliate of Seller (except Option One and its Subsidiaries), unless FFG consents thereto, which consent FFG, in its sole and absolute discretion, can deny. FFG shall have sole responsibility to respond to, contest, and settle all matters relating to any action or proceeding which may result in a Refund for which FFG is entitled. The Buyer agrees, and shall cause Option One and any successors and assigns to agree, not to take any action which would compromise or adversely affect FFG's ability to recover any amounts pursuant to such proceedings and shall promptly notify FFG of any action, proceeding, or other matter within their knowledge which may adversely affect FFG's contest of such proceedings, or its ability to recover such Refunds and interest thereon. The Buyer agrees, and shall cause Option One and any successors and assigns to agree, to timely execute upon the request of FFG any documents or powers (including powers of attorney) necessary for FFG to assume responsibility and authority to conduct, respond to, contest, and settle all matters relating to any action or proceeding which may result in a Refund of Tax to which FFG is entitled. In the event FFG is not permitted by law to contest any action or proceeding on its own behalf, the Buyer and Option One shall, at the request of FFG, have the obligation to use their best efforts to contest the action or proceeding on their own behalf using such counsel as FFG may select. FFG will reimburse the Buyer and Option One for expenses incurred by them while pursuing any Refund at the request of FFG as statements therefor are received.

         10.3 Audits. (a) Upon receipt of notification from a Governmental Entity of any audit or proceeding with respect to Taxes for which FFG or the Seller would be liable under Section 10.1(a), the Buyer or Option One shall promptly, but in all events within twenty (20) days following recognition of the possible indemnification obligation of FFG, notify FFG in writing. FFG shall have the right but not the obligation to participate in any such audit or proceeding at FFG's expense. If any such audit or proceeding results in a proposed adjustment pertaining to Taxes which might result in an additional amount of Taxes due for which the Seller or FFG may be liable (an "Adjustment"), the Buyer or Option One shall notify FFG in writing within twenty (20) days of receipt of notice of such Adjustment. The Seller shall notify the Buyer within twenty (20) days of receiving notice from the Buyer or Option One of any Adjustment of FFG's intention to undertake the defense and handling of such Adjustment at its own expense. If FFG does not timely notify Buyer or Option One of its intention to contest such Adjustment, its right is thereafter forfeited. Neither the Buyer nor Option One shall then be required to contest such Adjustment or defend against any proceeding to collect any deficiency in Taxes. If FFG does not timely elect to contest any Adjustment, such Adjustment shall be considered a final determination unless otherwise contested by the Buyer or Option One at their own expense. If timely notice is received by the Buyer or Option One of FFG's intention to contest such Adjustment, the Buyer and Option One will not concede the correctness of any part of such Adjustment and will not enter into any closing or compromise agreement with respect to any of the issues which form the basis for such Adjustment, absent the written consent of FFG. FFG, with the cooperation of the Buyer and Option One to the extent necessary to contest effectively such Adjustments, may contest such Adjustments through the appropriate administrative channels and in a court of initial jurisdiction, and, if necessary, in a court of appellate jurisdiction. FFG will reimburse the Buyer and Option One for all costs incurred by them while pursuing actions at the request of FFG as statements therefor are received by the Buyer or Option One and forwarded to FFG. FFG shall advise the Buyer or Option One of all meetings with representatives of any audit authority, grant the Buyer or Option One or its designated representatives the right to attend thereat, and shall deliver to the Buyer copies of all correspondence pertaining to any Adjustment. The Buyer and Option One agree to authorize representatives of FFG, reasonably acceptable to the Buyer, to represent Option One in connection with such Adjustment. Nothing contained herein shall require the Buyer or Option One to contest or refrain from settling a claim which it otherwise would be required to contest or not settle pursuant hereto if the Buyer shall waive the payment by the Seller or FFG or any amount that might be payable by FFG hereunder by way of indemnity with respect to such claim. Except as provided above, FFG shall have control of all substantive and procedural decisions regarding any audits or proceedings with respect to Taxes with regard to any consolidated, combined or unitary returns filed by FFG or any Affiliate of FFG, of which Option One formed a part at any time up to and including the Closing Date. In connection with such audit, FFG may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing authorities in respect of such audit and it may either pay the Tax claimed and sue for a refund (where applicable law permits such refund suits) or contest the audit in any permissible manner. If any Adjustment results in a final determination that additional Taxes are due for which FFG is liable under
Section 10.1.(a) above, FFG shall pay such amount within thirty (30) days of receiving written notice from the Buyer or the Governmental Entity of such final determination.

         (b) FFG will give the Buyer prompt notice of any proposed audit adjustment pertaining to Taxes which might result in an additional amount of Taxes due for which the Buyer or Option One may be liable, including any adjustment or assessment of Option One for periods ending on or before the Closing Date which could result in an increase in the Tax paid or payable by Option One for periods after such date. If any adjustment could result in additional Tax for which both FFG and either the Buyer or Option One might be liable, FFG and the Buyer shall mutually agree on the manner of defense and resolution of such adjustment. If FFG wishes to settle or compromise with the Internal Revenue Service, or any Governmental Entity, with respect to any such proposed adjustment, but the Buyer does not wish to settle or compromise the issue with the Internal Revenue Service, or any Governmental Entity, then such matter will be referred to mutually agreeably independent Tax counsel for resolution.

         Section 10.4 Other Taxes. The Buyer agrees to assume liability for and to pay all sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of the sale of the Option One Shares ("Other Taxes").

         Section 10.5 Purchase Price Adjustments. FFG, the Seller, the Buyer and Block agree to treat all payments made under this Article X hereof as adjustments to the Purchase Price for Tax purposes.

                                   ARTICLE XI

                                    EMPLOYEES

         Section 11.1 In General. Effective as of the Closing Date, all employees of Option One (including those employees on leaves of absence prior to the Closing Date) shall continue to be employees of Option One; provided, however, that any such continued employment shall not be construed to limit the ability of the Buyer to terminate any such employee at any time following the Closing Date for any reason.

         Section 11.2  Employees/Employee Benefits.  Subject to the terms of
Section 11.1 hereof:

         (a) During the one-year period following the Closing, the Buyer shall use commercially reasonable efforts to compensate the officers and employees of Option One and its Subsidiaries with levels of aggregate total compensation (salary and benefits) substantially equivalent in the aggregate to those currently provided to the employees of Option One and its

Subsidiaries, and to cause Option One and its Subsidiaries to implement or maintain policies substantially equivalent in the aggregate to the policies of those currently in effect for Option One and its Subsidiaries.

         (b) The Buyer agrees that the Option One Retirement Plus Plan (the "Option One 401(k) Plan") will be maintained through at least the end of the plan year in which the Closing Date occurs. Thereafter, the Buyer shall, at its option, either continue to maintain the Option One 401(k) Plan indefinitely, merge it into one or more similar qualified retirement plans in which the Buyer participates or terminate such plan only if the Buyer does not, at such time, maintain a similar qualified retirement plan; provided, however, that if the Option One 401(k) Plan is terminated and the Buyer maintains or participates in an Employee Pension Benefit Plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code ("Buyer's 401(k) Plan"), Option One and its Subsidiaries will be permitted to participate in the Buyer's 401(k) Plan. Employees of Option One and its Subsidiaries will be granted past service credit for all service with FFG and its Subsidiaries under any qualified retirement plan of the Buyer in which they may later participate regardless of whether such qualified retirement plan is in effect on the Closing Date. Within ninety (90) days after the Closing Date, FFG will provide to the Buyer such information as the Buyer may reasonably request to verify the dates of birth and hire and years of service of the employees of Option One and its Subsidiaries under the Option One 401(k) Plan.

         (c) The Buyer agrees that Option One and its Subsidiaries will be eligible to participate in the Employee Benefit Plans in which the Buyer participates and subject to the terms and conditions thereof; provided, however, that the Buyer may, at its option, cause Option One and its Subsidiaries to adopt and participate in one or more Employee Benefit Plans that are substantially similar to those listed in Schedule 5.16 instead of generally corresponding Employee Benefit Plans of the Buyer. In any event, the Buyer agrees that employees of Option One and its Subsidiaries will be granted credit for their past service with FFG and its Subsidiaries for purposes of eligibility and waiting periods and preexisting condition limitations under such Employee Benefit Plans and for purposes of vacation, sick leave, and short-term disability leave. With respect to the Buyer's medical plans, the Buyer will honor, for purposes of its 1997 plan year medical plan deductible, the deductible or expenses applied to each employee's deductible under Option One's or FFG's medical plan for the 1997 plan year. In addition, any waiting or eligibility period and any preexisting condition clauses under the Buyer's medical plans will not be applicable to the employees of Option One or its Subsidiaries to the extent that such periods and clauses were not applicable to such employees under Option One's or FFG's medical plans.

         Section 11.3 Employment at Will. Nothing contained herein, whether expressed or implied, is intended to confer upon any employee of Option One and its Subsidiaries, including any employee, and their respective legal representatives, any rights or remedies, including, without limitation, any rights of employment or rights to benefits for any period of any nature or kind whatsoever under or by reason of this Agreement.

         Section 11.4 Payment of Stay Bonus. Upon consummation of the Closing, certain of the employees of Option One as of the Closing Date shall be entitled to receive from FFG a retention bonus as of the Closing Date calculated in accordance with the Retention Bonus Plans. In addition, in accordance with the Retention Bonus Plans, certain of the employees of Option One will be entitled to receive a second retention bonus payment from FFG on such date that is one hundred eighty (180) days following the Closing Date. FFG will be solely responsible for the payment of these retention bonus payments; provided, however, that the Buyer will cooperate with FFG in determining in accordance with the Retention Bonus Plans which of the employees of Option One are entitled to receive a second retention bonus payment from FFG.

                                   ARTICLE XII

                            SURVIVAL, INDEMNIFICATION

         Section 12.1 Survival of Representations and Warranties, Covenants and Agreements. (a) All of the representations and warranties of the Seller and FFG contained in Articles IV and V hereof shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter, except that the representations and warranties set forth in Sections 4.2, 4.5 and 4.6 hereof shall survive indefinitely and the representations and warranties set forth in Sections 5.2, 5.4 and 5.11 hereof shall survive for the applicable statute of limitation periods, as such statute of limitation periods may be validly extended pursuant to applicable laws.

         (b) All covenants and agreements of the Seller and FFG contained in this Agreement shall survive the Closing hereunder.

         (c) All of the representations and warranties of Block and the Buyer contained in Article VI hereof shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter, except that the respective several representations and warranties of the Buyer set forth in 6.2(a), 6.5(a), 6.6 and 6.7(b) shall survive indefinitely and the respective several representations and warranties of Block set forth in Sections 6.2(b), 6.5(b), and 6.7(a) shall survive indefinitely.

         (d) All covenants and agreements of Block and the Buyer contained in this Agreement shall survive the Closing hereunder.

         Section 12.2      Indemnification.

         (a) Subject to the provisions of this Agreement, FFG agrees to indemnify and hold the Buyer and its Affiliates (including Option One and its Subsidiaries), predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to:

                  (i) a breach by the Seller or FFG of any representation or warranty made by the Seller or FFG in this Agreement;

                  (ii) a breach by the Seller or FFG of any covenant or agreement made by the Seller or FFG in this Agreement;

                  (iii) the litigation of Option One and its Subsidiaries listed on Schedule 5.15 (as of the date of this Agreement); and

                  (iv) any Taxes (other than Other Taxes) of Option One and its Subsidiaries with respect to any taxable period ending on or before the Closing Date including Taxes relating to the joint election of FFG and the Buyer pursuant to Section 338(h)(10) of the Code or arising from any income or gain recognized by the Seller upon the sale of the capital stock of Option One.

         (b) Subject to the provisions of this Agreement, the Buyer agrees to indemnify and hold FFG and the Seller and their respective predecessors, successors and assigns (and their respective Affiliates, officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to:

                  (i) any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement;

                  (ii) a breach by the Buyer of any covenant or agreement made by the Buyer in this Agreement;

                  (iii) the operation of Option One and its Subsidiaries (except to the extent that the Buyer is entitled to indemnification under
         Section 12.2(a) hereof);

                  (iv) any guarantees, bonds or indemnity obligations of FFG relating to Option One that cannot be replaced by the Buyer prior to the Closing Date; and

                  (v) any Taxes (x) with respect to all years and periods of Option One beginning after the Closing Date, (y) payable as a result of an election (or deemed election) under Section 338(g) of the Code or any comparable provision of state or local law (other than the joint election of FFG and the Buyer pursuant to Section 338(h)(10) of the
         Code) with respect to a qualified stock purchase of Option One by the Buyer or (z) payable as a result of events (other than the joint election of FFG and the Buyer pursuant to Section 338(h)(10) of the
         Code) occurring on the Closing Date, but after the consummation of the transaction contemplated by this Agreement that are the results of actions taken by the Buyer that are outside the Ordinary Course of Business;

provided, however, that in the event that the Buyer is unable to obtain the consents required by the Block Credit Agreement (as required by Section 7.8(c) hereof) and FFG and the Seller do not terminate this Agreement in accordance with the provisions of Section 13.1(h) hereof, subsection 12.2(b)(iv) hereof shall be deemed to be null and void ab initio.

         (c) Subject to the provisions of this Agreement, Block agrees to indemnify and hold FFG and the Seller and their respective predecessors, successors and assigns (and their respective Affiliates, officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to:

                  (i) any breach by Block of any representation or warranty made by Block in this Agreement; and

                  (ii) a breach by Block of any covenant or agreement made by Block in this Agreement.

         (d) Anything contained in this Agreement to the contrary notwithstanding, (i) FFG shall not be liable for any amounts for which the Buyer is otherwise entitled to indemnification pursuant to Section 12.2(a)(i) until the aggregate amount for which the Buyer is entitled to indemnification under all such claims for indemnification in the aggregate exceeds $5,000,000 (the "Threshold"); provided, however, the Threshold shall be deemed to be $0 in the case of (x) a misrepresentation or breach of warranty under Sections 4.2, 4.5, 4.6, 5.2, 5.4 or 5.11 hereof and (y) any indemnification claim made pursuant to subsections (ii), (iii) or (iv) of Section 12.2(a), and (ii) FFG shall not be required to make indemnification payments to the extent indemnification payments thereunder and hereunder would exceed in the aggregate the Premium (the "Maximum Indemnification Amount"). In determining the foregoing Threshold and in otherwise determining the amount to which the Buyer is entitled to assert a claim for indemnification pursuant to this Article XII, only actual losses, net of all Tax benefits, and no consequential or other special damages or losses shall be indemnifiable. All parties hereto waive any claim to exemplary or punitive damages. FFG and the Buyer acknowledge and agree that any event, transaction, circumstance, or liability, whether contingent or accrued, for which adequate reserves have been established on the Final Closing Balance Sheet, shall not be used at any time as the basis of any claim for indemnification under this Article XII, or considered in any way in determining whether the Threshold or the Maximum Indemnification Amount has been reached. In addition, in connection with an alleged breach of the Seller's representations, warranties and covenants under this Agreement, the Buyer's Damages shall be net of all reserves established on the Final Closing Balance Sheet in connection with the particular item or contingency in dispute.

         (e) The obligation of FFG to indemnify under Section 12.2(a)(i) above shall expire two (2) years after the Closing Date, except with respect to any written claims for indemnification which the Buyer has delivered to FFG prior to such date or a breach of the representations and warranties in Sections 4.2, 4.5 and 4.6 hereof for which the obligation to indemnify shall be perpetual and except with respect to a breach of the representations and warranties in Sections 5.2, 5.4 and 5.11 hereof, for which the obligation to indemnify shall expire only after the expiration of the applicable statute of limitation periods as such statute of limitation periods may be validly extended pursuant to applicable laws.

         (f) The obligation the Buyer to indemnify under Section 12.2(b)(i) above shall expire two (2) years from the Closing Date, except with respect to written claims for indemnification which FFG has delivered to the Buyer prior to such date or a breach of the representations and warranties of the Buyer in Sections 6.2(a), 6.5(a), 6.6 and 6.7(b) hereof, for which the obligation to indemnify shall survive for the applicable statute of limitation periods.

         (g) The obligation Block to indemnify under Section 12.2(c)(i) above shall expire two (2) years from the Closing Date, except with respect to written claims for indemnification which FFG has delivered to Block prior to such date or a breach of the representations and warranties of Block in Sections 6.2(b), 6.5(b), and 6.7(a) hereof, for which the obligation to indemnify shall survive for the applicable statute of limitation periods.

         (h) Promptly after receipt by an indemnified party under this Article XII hereof of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article XII hereof, notify the indemnifying party in writing of the claim or the commencement of that action stating in reasonable detail the nature and basis of such claim and a good faith estimate of the amount thereof, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless and only to the extent such failure materially and adversely prejudices the ability of the indemnifying party to defend against or mitigate damages arising out of such claim. If any claim shall be brought against an indemnified party, it shall notify the indemnifying party thereof and the indemnifying party shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action; provided, however, that the indemnifying party shall not agree or consent to the application of any equitable relief upon the indemnified party without its written consent. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable for other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party elects not to assume such defense, the indemnified party may retain counsel satisfactory to it and to defend, compromise or settle such claim on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefore are received; and, provided, further, that the indemnified party shall not consent to entry of any judgment or enter into any settlement or compromise without the written consent of the indemnifying party which consent shall not be unreasonably withheld. The Buyer and FFG each agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. The indemnified party shall also have the right to select its own counsel, at its own expense, to represent the indemnified party and to participate in the defense of such claim, as applicable.

         (i) Notwithstanding the provisions of Subsection 12.2(h) hereof, in connection with the litigation set forth on Schedule 5.15 hereof, FFG and the Seller shall have the sole right to assume and control of the defense thereof, and to settle and compromise any such claim or action; provided, however, that FFG and the Seller shall not agree or consent to the application of any equitable relief binding against Block, the Buyer, Option One, or any of its Subsidiaries without its prior written consent.

         Section  12.3  Remedies  Exclusive.  Except as  otherwise  provided  in
Section 2.4 hereof, the remedies provided in this Article XII shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein. The provisions of this Article XII shall apply to claims for indemnification asserted as between the parties hereto as well as to third-party claims.

                                  ARTICLE XIII

                                   TERMINATION

         Section 13.1 Termination of Agreement. This Agreement may be terminated as follows:

         (a) The Buyer, Block, FFG and the Seller may abandon or terminate this Agreement by written consent of all the parties hereto at any time prior to the Closing Date.

         (b) The Buyer, Block, FFG or the Seller may terminate this Agreement at any time after April 16, 1997 by written notice to the other parties hereto if the Boards of Directors of Block and the Buyer do not approve this Agreement on the terms and conditions set forth herein by the close of business on April 16, 1997.

         (c) The Buyer may terminate this Agreement (i) by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached the representations and warranties and covenants contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 1997 by reason of the failure of any condition precedent under Section 9.1(f) hereof (unless the failure results primarily from the Buyer or Block breaching any of their respective representations, warranties, or covenants contained in this Agreement); and provided, further that for purposes of determining whether termination pursuant to this clause (c) is applicable, no breaches of any representations, warranties and covenants shall have been deemed to have been "material" unless such breaches, in the aggregate, would or reasonably could result in Damages to Option One and its Subsidiaries in excess of $7,000,000.

         (d) The Seller may terminate this Agreement (i) by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 1997, by reason of the failure of any condition precedent under
Section 9.2(e) hereof (unless the failure results primarily from the Seller or FFG breaching any of their respective representations, warranties, or covenants contained in this Agreement).

         (e) FFG and the Seller may terminate this Agreement by written notice to the other parties hereto within fourteen days after receiving a notice from Block of the assignment its rights and obligations hereunder to any third party in accordance with the provisions of Section 14.4 hereof.

         Section 13.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 13.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions contained in (a) Section 7.4 hereof and (b) the Confidentiality Agreement, shall survive any termination of this Agreement.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         Section 14.1 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the Buyer and FFG; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other parties prior to making the disclosure).

         Section 14.2 No Third-party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         Section 14.3 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         Section 14.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto; provided however, notwithstanding the preceding, Block shall have the absolute right, without obtaining the prior written approval of any other parties to this Agreement, to assign its rights, interests and obligations under this Agreement if all of the following conditions are met: (1) such assignment is to an Affiliate of Block (hereafter "Assignee", whether or not such entity continues as an Affiliate after the assignment) (a) to which Block has contributed and transferred all of its rights, title and interest in the Buyer and H&R Block Tax Services, Inc. (the "Contribution"), (b) which has assumed the liabilities and obligations of Block under this Agreement, (c) the assets and liabilities of which, as they relate to the Buyer and H&R Block Tax Services, Inc. will, immediately after the Contribution, be substantially the same assets and liabilities as existed prior to the Contribution, and (d) which, pursuant to a written agreement to which Block and Assignee are parties, shall become the ultimate parent entity of the Buyer and H&R Block Tax

Services, Inc., (2) such assignment is in connection with a transaction as a result of which CompuServe Corporation is no longer an Affiliate of the Buyer or the Assignee, (3) prior to, or simultaneously with, any assignment by Block of its right, interests and obligations under this Agreement, Block and Assignee shall enter into a written agreement (to which Seller and FFG shall be specifically identified as third-party beneficiaries) that prohibits, prior to the earlier of the Closing or the termination of this Agreement, Block and Assignee from encumbering the assets of either the Buyer or H&R Block Tax Services, Inc. in any manner that would materially impair the Closing and
(4) Block and the Buyer shall deliver to the Seller and FFG written notice of such assignment and the pro forma consolidated balance sheet of Assignee. Following any such assignment by Block, Block shall have no further rights, interests, liabilities or obligations under this Agreement.

         Section 14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         Section 14.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 14.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                    If to FFG and the Seller:

                    Brian T. Moynihan
                    One Federal Street - 37th Floor
                    Boston, MA 02110
                    Tel.  (617) 346-4968
                    Fax.  (617) 346-0465

                    Copy to:

                    Amy W. Bizar, Esq.
                    Fleet Financial Group, Inc.
                    75 State Street - 31st Floor
                    Boston, MA 02110
                    Tel.  (617) 346-3131
                    Fax.  (617) 346-3140
                           and

                    Lauren A. Mogensen, Esq.
                    Edwards & Angell
                    101 Federal Street
                    23rd Floor
                    Boston, MA 02110
                    Tel.  (617) 951-2201
                    Fax.  (617) 439-4170

                    If to the Buyer:

                    William P. Anderson
                    President
                    Block Financial Corporation
                    4435 Main Street
                    Suite 500
                    Kansas City, Missouri 64111
                    Tel. No.:  (816) 751-6015
                    Fax No.:  (816) 561-8409

                    Copy to:

                    Michael J. Beal, Esq.
                    Bryan Cave LLP
                    1200 Main Street
                    Kansas City, Missouri 64105
                    Tel. No.: (816) 391-7645
                    Fax No.: (816) 374-3300

                    If to Block:

                    Frank Salizzoni
                    President
                    H&R Block, Inc.
                    4400 Main Street
                    Kansas City, Missouri 64111
                    Tel. No.:  816-753-6900
                    Fax No.:  816-753-5346

                    Copy to:

                    James H. Ingraham, Esq.
                    Vice President, Legal
                    H&R Block, Inc.
                    4400 Main Street
                    Kansas City, Missouri 64111
                    Tel. No.:  (816) 932-8480
                    Fax No.:  (816) 753-8628

                                        and

                    Michael J. Beal, Esq.
                    Bryan Cave LLP
                    1200 Main Street
                    Kansas City, Missouri  64105
                    Tel. No.:  (816) 391-7645
                    Fax No.:  (816) 374-3300

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         Section 14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         SECTION 14.9 WAIVER OF JURY TRIAL. ALL OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 14.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Block, the Buyer, FFG and the Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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

         Section 14.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         Section 14.12 Expenses. Except as otherwise provided herein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         Section 14.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         Section 14.14 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                               FLEET HOLDING CORP.


                               /S/ Richard A. Higginbotham

                               Richard A. Higginbotham
                               President



                               FLEET FINANCIAL GROUP, INC.


                               By:  /S/ Brian Moynihan
                               Title: Managing Director


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                           BLOCK FINANCIAL CORPORATION


                           By:  /S/ Bret G. Wilson
                           Title:  Vice President


                           H&R BLOCK, INC.


                           By:  /S/ James H. Ingraham
                           Title:  Vice President, Legal and Secretary



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